EXHIBIT 10.4

DEFERRED DIRECTORS’ FEE PROGRAM	ALLERGAN

ALLERGAN BOARD OF DIRECTORS
Restated effective July 30, 2007
PURPOSE
To provide nonemployee directors of Allergan, Inc., with a means to defer income until termination of status as a director.

ELIGIBILITY
Directors of Allergan, Inc., entitled to directors’ fees.

PROCEDURE
The amount or percentage of the annual directors’ retainer and meeting fees to be deferred must be specified by the director in writing to Allergan, Inc. no later than December 31 of the prior calendar year. The election is irrevocable for that calendar year. In subsequent years, no deferral will take place unless a new election is made by the director. The amount deferred is an offset against and cannot exceed the amount of the directors’ fees for that calendar year. If, at the end of any calendar year, the average total cash compensation amount per nonemployee director has increased by more than 30% over the prior calendar year average, then the Allergan Board of Directors, or a committee comprised solely of nonemployee directors, shall be required to review and reapprove the program.

ADJUSTMENT FACTOR
Deferred amounts are treated as having been invested in Allergan Common Stock (Stock Value Factor).

STOCK VALUE FACTOR
Amounts deferred in a calendar year will be treated as having been invested in shares of Allergan Common Stock.
1.	The share price will be calculated to the nearest one-thousandth of a share at the closing price of Allergan Common Stock on the New York Stock Exchange on the day in which payment in cash otherwise (but for the election to defer) would have been paid.

2.	Allergan Common Stock dividends or other distributions will be credited to each participant’s account on the payment date for stockholders of record. These dividends/distributions will be treated as having been invested in Allergan Common Stock. The share price will be calculated in the same manner as (1.) above.

3.	The total number of shadow shares in a participant’s account will be valued using the per share price of Allergan Common Stock at the end of each quarter.

4.	In the event of installment payments, the participant’s entitlement will be valued at the per share closing price of Allergan Common Stock on the last day preceding the date of that installment payment.

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EXHIBIT 10.4

PAYMENTS
Effective for all deferrals allocated to participant accounts after December 31, 1999, all payments will be made in shares of Allergan Common Stock, with the total number of shares of Allergan Common Stock issued to each participant being equal to the number of shadow shares in the participant’s account. In addition, each participant may elect to receive payments for amounts deferred prior to 2000 in shares of Allergan Common Stock (rather than in cash). No fractional shares shall be issued under the program, and all share amounts shall be rounded down to the nearest whole share.
Payment of the deferred amounts shall be in a lump sum, unless an irrevocable election is made by the participant for payment in installments. For new participants, such election must be made within 30 days after the date that the director first becomes a participant and shall apply to all amounts deferred under this program. For current participants as of the effective date of this restated program, a director may make an election for installment payments if the election is made prior to December 31, 2007, and the director’s service does not terminate on or prior to December 31, 2007. If a participant elects installment payments, the number of installments will be the lesser of ten or twice the number of years the director participated in the program.
1.	If the participant’s service as a director terminates between January 1 and June 30, the lump sum payment or the first installment will be paid no later than December 31 of the year of termination.

2.	If the participant’s service as a director terminates between July 1 and December 31, the lump sum payment or the first installment, may be deferred at the discretion of Allergan, Inc., until the January immediately following termination.

3.	If payment is made in installments, the second installment will be paid during January of the year following the year in which the first installment was paid and all remaining installments will be paid annually in the month of January.

4.	In the event of the participant’s death, payments will be made in a lump sum to the designated beneficiary.

QUARTERLY STATEMENTS
Each participant will receive a quarterly statement on the value of his or her account.

SHARES OF COMMON STOCK SUBJECT TO THE PROGRAM
The aggregate number of shares that may be issued under this program is 843,812 (on a post-2007 stock split basis). The Common Stock to be issued under this program will be made available from either authorized but unissued shares of Common Stock or from previously issued shares of Common Stock reacquired by the Company, including shares purchased in the open market.
If the outstanding shares of Allergan Common Stock are increased, decreased or exchanged for a different number or kind of shares or other securities, or if additional shares or new or different shares or other securities are distributed in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), through merger, consolidation, sale or exchange of all or

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EXHIBIT 10.4
substantially all of the properties of the Company, reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, spin-off or other distribution in respect of such shares of Common Stock (or any stock or securities received with respect to such Common Stock), an appropriate and proportionate adjustment shall be made in (i) the maximum number of securities issuable under the program and (ii) the number and kind of shadow shares in each account. The Board’s determination of the adjustments required shall be final, binding and conclusive. No fractional interests shall be issued under the program on account of any such adjustment.
No shares of Allergan Common Stock will be issued under this program unless and until all applicable requirements imposed by federal and state securities and other laws, rules and regulations and by any regulatory agencies having jurisdiction and by any stock exchange upon which the Allergan Common Stock may be listed have been fully met. As a condition precedent to the issuance of shares of Allergan Common Stock, the Company may require the participant to take reasonable action to comply with such requirements.

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